Exhibit 1

MEDIA
RELEASE

6 FEBRUARY 2019

APPOINTMENT OF MARGARET SEALE AND STEVEN HARKER TO THE WESTPAC BOARD

Westpac Banking Corporation has today announced the appointment of Margaret (Margie) Seale and Steven (Steve) Harker to the Westpac Board effective 1 March 2019.

Westpac’s Chairman, Lindsay Maxsted said “We are delighted to welcome such high quality directors in Margie and Steve, who will add significant skills and experience to the Board. Margie’s executive and non-executive career to date means that, amongst other capabilities, she will bring valuable insights about how businesses can respond to digital disruption. Steve is a career banker with extensive investment banking and financial services experience.”

Mr Harker and Ms Seale will both be independent Non-executive Directors and become members of the Board Risk & Compliance Committee upon their appointments.

Margie Seale

Ms Seale is a highly experienced director having previously served on a number of boards including Ramsay Health Care Limited, Bank of Queensland Limited, Penguin Random House Australia Pty Ltd (as a non-executive director and then Chair), the Australian Publishers’ Association and Chief Executive Women.

Ms Seale is currently a non-executive Director of Scentre Group, Telstra Corporation Limited and Australian Pacific (Holdings) Pty Limited.

Prior to commencing her non-executive career, Ms Seale was Managing Director of Random House Australia and New Zealand and was President, Asia Development for Random House globally.

Ms Seale holds a Bachelor of Arts and is a Fellow of the Australian Institute of Company Directors.

Steven Harker

Mr Harker was formerly Managing Director and Chief Executive Officer of Morgan Stanley Australia from 1998 to 2016 and then Vice Chairman until February 2019.

Mr Harker has previously served on the boards of Investa Property Group and Australian Financial Markets Association Limited.

Mr Harker is currently a Director of The Banking and Finance Oath, The Hunger Project Australia and ASX Refinitiv Charity Foundation. Steve is also Governor and Treasurer of Ascham School.

Prior to joining Morgan Stanley, Mr Harker spent fifteen years with Barclays de Zoete Wedd (BZW, now Barclays Investment Bank).

Mr Harker holds a Bachelor of Economics (first class honours) and a Bachelor of Laws.

ENDS

For Further Information

Andrew Bowden	Lucy Wilson
Investor Relations	Media Relations
P 02 8253 4008	M 0428 777 704
M 0438 284 863